Exhibit 99.1

March 6, 2015

The Board of Directors of

Alliqua Biomedical, Inc.

2150 Cabot Blvd. West

Langhorne, PA 19047

Re: Registration Statement on Form S-4 of Alliqua Biomedical, Inc.

Members of the Board:

Reference is made to our opinion letter, dated January 30, 2015, with respect to the fairness, from a financial point of view, to Alliqua Biomedical, Inc. (“Alliqua”), of the consideration to be paid by Alliqua in the merger pursuant to the terms of that certain Agreement and Plan of Merger (the “Agreement”) by and among Alliqua, ALQA Cedar, Inc., a Delaware corporation and wholly owned subsidiary of Alliqua (“Merger Sub”), Celleration, Inc., a Delaware corporation (“Celleration”) and the Stockholder Representative (as defined in the Agreement), as representative of the stockholders of Celleration, pursuant to which, among other things, Celleration will be merged with and into Merger Sub.

The foregoing opinion letter was provided for the information and assistance of the board of directors of Alliqua in connection with their consideration of the merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Alliqua has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by Alliqua, Celleration or their respective stockholders.

In that regard, we hereby consent to the use of our opinion included as Annex C to the joint proxy and consent solicitation statement/prospectus included in the Registration Statement and to the reference to our firm name under the captions “Summary — Opinion of Alliqua’s Financial Advisor,” “Risk Factors — The fairness opinion of Alliqua’s financial advisor in connection with the merger does not reflect changes in circumstances between the date of the signing of the Merger Agreement and the closing of the merger,” “The Merger — Background of the Merger,” “The Merger — Alliqua’s Reasons for the Merger” and “The Merger — Opinion of Alliqua’s Financial Advisor” in such proxy statement/prospectus. In giving our consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

/s/ COWEN AND COMPANY, LLC